Exhibit 99.1

CONTACTS:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Sherrie Gutierrez	Laura Guerrant
Aviza Technology, Inc.	Guerrant Associates
Corporate Marketing Manager	Principal
Phone: +1 (831) 439-6382	Phone: +1 (808) 882-1467
Fax: +1 (831) 439-6223	Fax: +1 (808) 882-1267
sherrie.gutierrez@avizatechnology.com	lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY ANNOUNCES FISCAL YEAR 2007

SECOND QUARTER FINANCIAL RESULTS

Company Reported Net Income of $1.4 Million;

2QFY07 Revenues of $61.6 Million Increased 70% over 2QFY06

SCOTTS VALLEY, Calif., May 10, 2007—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets, today reported results for the second quarter of fiscal 2007, which ended March 30, 2007.

FINANCIAL HIGHLIGHTS — SECOND FISCAL QUARTER ENDED MARCH 30, 2007

•                  Aviza reported net income of $1.4 million for the second quarter of fiscal 2007, marking the Company’s second consecutive quarter of net profitability.

•                  Aviza reported second quarter fiscal 2007 basic earnings per share of $0.08, compared to second quarter fiscal 2006 basic loss per share of $0.52.

•                  Second quarter revenues of $61.6 million increased 70% year over year.

•                  Second quarter shipments were $61.5 million.

•                  Gross margin for the second quarter of fiscal 2007 improved to 30.7%, compared to 25.4% for the second quarter of fiscal 2006.

•                  In February 2007, Aviza completed an underwritten public offering of 4,000,000 shares of its common stock at a price of $6.50 per share.  In April 2007, after the second quarter ended, the underwriter exercised its over-allotment option and purchased an additional 600,000 shares, bringing the Company’s total net proceeds from the offering, after deducting the underwriting discount and offering expenses, to approximately $28 million.

BUSINESS HIGHLIGHTS — SECOND FISCAL QUARTER ENDED MARCH 30, 2007

•                  Aviza received an order for its Advanced Vertical ProcessorTM (AVP) 200-mm thermal processing system from a leading Chinese semiconductor foundry. This order marks a new customer win for the Company.

•                  Aviza received an order for its Sigma fxP® physical vapor deposition (PVD) system from Cension Semiconductor Manufacturing Corporation, the Chengdu-based foundry managed by SMIC. The tool will be placed at the customer’s facilities in Chengdu, China.

•                  Aviza also announced a follow-on shipment of its Sigma® fxP PVD system to a leading U.S.-based supplier of devices for the communications market.

OPERATING RESULTS FOR THE SECOND QUARTER OF FISCAL 2007 ENDED MARCH 30, 2007

Aviza’s net sales of $61.6 million for the second quarter of fiscal 2007 represent a slight decline from net sales of $62.2 million for the first quarter of fiscal 2007 and an increase of 70% over net sales of $36.2 million for the second quarter of fiscal 2006.

For the second quarter of fiscal 2007, the Company reported shipments of $61.5 million, compared to shipments of $62.8 million for the first quarter of fiscal 2007.  The shipment amount includes all systems and parts shipped during the quarter and the related services for which Aviza holds a contract for current or future revenue.

Income from operations for the second quarter of fiscal 2007 was $2.7 million.  Income from operations for the first quarter of fiscal 2007 was also $2.7 million.

During the second quarter of fiscal 2007, one of the subsidiaries Aviza acquired in connection with the merger transaction with Trikon generated sufficient taxable income to utilize net operating loss carryforwards acquired as part of the merger.  Approximately $180,000, or $0.01 per basic share, of tax benefits recognized reduced the carrying value of the non-current intangible assets acquired in the merger, rather than benefiting income tax expense in accordance with treatment prescribed in SFAS No. 109, Accounting for Income Taxes.

Aviza’s net income for the second quarter of fiscal 2007 was $1.4 million, or $0.08 per basic share, compared to net income for the first quarter of fiscal 2007 of $1.1 million, or $0.07 per basic share, and compared to a net loss for the second quarter of fiscal 2006 of $5.3 million, or $0.52 per basic share.  The increase in net income was primarily attributable to an improvement in product mix and reduction of interest expense in the quarter.

Aviza’s results of operations for the second quarter of fiscal 2007 included non-cash charges.  The Company recorded depreciation expense of $963,000, amortization expense of $253,000 and SFAS 123(R) stock-based compensation expense of $477,000.

Commenting on Aviza’s results for the second quarter of fiscal 2007, Jerry Cutini, Aviza’s President and CEO, said, “This quarter’s results are continued evidence of a clear execution of initiatives aimed at achieving operational excellence throughout our Company and a focus on managing the business accordingly.  We are very pleased with our results, both operationally and financially.  The Company remained focused on our business strategy of diversifying our product offerings to penetrate our markets with our single wafer ALD, PVD and Etch products, expanding our markets and increasing our presence in Asia.”

FORECAST FOR THIRD FISCAL QUARTER ENDING JUNE 29, 2007 AND FISCAL YEAR 2007 ENDING SEPTEMBER 28, 2007

Aviza expects that revenues for the third quarter of fiscal 2007 will be in the range of $55 million to $60 million, with operating income of approximately $500,000.

On November 16, 2006, Aviza forecast revenues in the range of $220 million to $240 million for fiscal 2007 and net income for fiscal 2007 of approximately 2% of revenues.  Aviza continues to expect revenues for fiscal 2007 to be in the range of $220 million to $240 million, but now expects net income for fiscal 2007 to be less than $500,000.  The lower forecast for net income for fiscal 2007 is primarily due to the Company’s anticipation of increased (i) operating expenses in the United Kingdom due to the impact of the strength of the British pound versus the U.S. dollar; (ii) income tax expense resulting from the Company’s inability to record the benefit of certain of the net operating losses associated with the Company's operations in the United Kingdom; (iii) charges that the Company is going to incur for prepayment penalties and unamortized costs in connection with the refinancing of its credit facilities in April 2007 and (iv) expenses due to the Company’s acceleration of its transition to a new ERP system to enable it to comply with Section 404 of the Sarbanes-Oxley Act of 2002 by the end of fiscal 2008.

TO ACCESS THE LIVE WEB CAST

Investors will have the opportunity to listen to the conference call over the Internet.  To listen to the live web cast today at 4:30 p.m. EDT / 1:30 p.m. PDT, log on to the Aviza website at www.avizatechnology.com.  To access the live conference call today at 4:30 p.m. EDT / 1:30 p.m. PDT, dial 303-262-2131 or 800-240-5318.

TO ACCESS A REPLAY OF THE WEB CAST

A digital replay will be available on Aviza’s website at www.avizatechnology.com under “Calendar of Events” in the “Investors” section of the website two hours after the conclusion of the conference call.

A telephone replay will also be available two hours after the conclusion of the conference call from May 10 to May 12, 2007. You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering confirmation code 11088723#.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, the statements made by Jerry Cutini and all statements containing the words “believes,” “expects,” “forecast,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause our actual results to differ materially from those projected in these forward-looking statements, including, but not limited to: variability of our revenues and financial performance; risks associated with product development and technological changes; the acceptance of our products in the marketplace by existing and potential future customers; disruption of operations or increases in expenses due to our involvement in litigation or caused by civil or political unrest or other catastrophic events; general economic conditions and conditions in the semiconductor industry in particular; the continued employment of our key personnel and risks associated with competition.  Some of these factors and other important factors are detailed in various Securities and Exchange Commission filings that we have made, particularly in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, copies of which are available from us without charge.  Please review these filings and do not place undue reliance on these forward-looking statements.  We assume no obligation to update these forward-looking statements.

About Aviza Technology, Inc.

Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the UK, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.avizatechnology.com.

-tables follow-

AVIZA TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 30,	September 29,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$21,523	$10,722
Accounts receivable, net	43,064	26,763
Inventory	56,902	54,499
Prepaid expenses and other current assets	7,674	6,638

Total current assets	129,163	98,622

Property and equipment - net	28,375	25,266

Intangible and other assets	5,113	5,218

TOTAL	$162,651	$129,106

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Bank borrowing - short term	$37,727	$28,632
Accounts payable	28,135	30,792
Warranty liability	12,903	10,816
Accrued liabilities	15,462	13,716

Total current liabilities	94,227	83,956

NOTE PAYABLE - Long term	886	6,256

Total liabilities	95,113	90,212

STOCKHOLDERS’ EQUITY (DEFICIT)

Common stock	113,612	88,657
Accumulated deficit and accumulated other comprehensive loss	(46,074)	(49,763)

Total stockholders’ equity (deficit)	67,538	38,894

TOTAL	$162,651	$129,106

AVIZA TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
NET SALES	$61,638	$36,241	$123,829	$65,184

COST OF GOODS SOLD	42,714	27,050	86,057	48,858

GROSS PROFIT	18,924	9,191	37,772	16,326

OPERATING EXPENSES:
Research and development costs	8,011	6,553	15,714	11,196
Selling, general and administrative costs	8,221	6,482	16,628	11,597
In-process research and development	—	9	—	402

Total operating expenses	16,232	13,044	32,342	23,195

INCOME (LOSS) FROM OPERATIONS	2,692	(3,853)	5,430	(6,869)

OTHER INCOME (EXPENSE):
Interest income	110	13	137	53
Interest expense	(1,063)	(1,356)	(2,315)	(2,742)
Other income (expense) - net	11	2	24	(145)

Total other income (expense)	(942)	(1,341)	(2,154)	(2,834)

INCOME (LOSS) BEFORE INCOME TAXES	1,750	(5,194)	3,276	(9,703)

INCOME TAXES	395	118	796	240

NET INCOME (LOSS)	$1,355	$(5,312)	$2,480	$(9,943)

Income (Loss) per share:
Basic	$0.08	$(0.52)	$0.15	$(1.42)
Diluted	$0.07	$(0.52)	$0.14	$(1.42)

Weighted average common shares:
Basic	17,538,955	10,305,831	16,844,853	7,011,864
Diluted	18,374,237	10,305,831	17,637,631	7,011,864